Exhibit 10.37
Dr Paul Fischer
Chief Executive
Genvec Inc
65 West Watkins Mill Road
Gaithersburg
MD 20878

20th March 2009

Dear Dr Fischer

Master Services Agreement between Cobra Biologics Limited (“Cobra”) and GenVec Inc. (“GenVec”) dated 17 January 2008 (the “MSA”) and Service Schedule under Contract A393 for TNFerade Process Scale-Up and Validation (“Service Schedule A393” and together with the MSA, the “Agreement”)

This letter forms a side agreement to the Agreement which amends some of the terms of the Agreement until 30 June 2009.  In consideration of the payments and mutual obligations set out below it is agreed as follows:

1.	GenVec will make the following payments to Cobra:

1.1	USD $700,000 on 20 March 2009;

1.2	USD $600,000 on 20 April 2009; and

1.3	USD $500,000 on 20 May 2009.

2.
On condition that GenVec makes all the above payments, Cobra will accept them (together with amounts already paid) in full and final settlement of the amounts due to Cobra from GenVec under the Agreement until 30 June 2009.  For clarity, Cobra agrees that, in accordance with clause 3 below, Cobra will not perform additional services that incur additional costs under the Agreement prior to 1 July 2009.

3.
GenVec confirms that it wishes the Services under the Agreement to be placed on hold until 30 June 2009 or until the parties agree otherwise.  For the purposes of this letter, “on hold,” means, among other things, that no further work will be performed by Cobra, and no further third party costs will be incurred by Cobra on behalf of GenVec.  GenVec agrees that Cobra has no liability to GenVec for any resulting delays and/or added costs for the programme of work as a result of placing the Services on hold.

4.
GenVec may, by not less than 3 days prior written notice to Cobra, terminate the Agreement effective on 30 June 2009 on condition that at the same time as serving notice GenVec pays to Cobra in cleared funds USD $350,000.  If GenVec validly exercises such termination and makes the payments under clause 1 above, then no additional payments shall be owed by GenVec to Cobra under the Agreement, including any additional termination payment under clause 9.2.2 of the MSA on such termination.

5.	Any other termination of the Agreement at any time will be in accordance with the terms of the Agreement.

6.
If GenVec does not terminate the Agreement in accordance with paragraph 4 above, then the provisions of clause 4 of this letter shall fall away and the Agreement shall return to being in force in its un-amended form with effect from 1 July 2009 except as provided in this clause 6 and clause 7 of this letter, or agreed to be varied by the parties in writing, provided that, in accordance with clause 1 above no additional services will be performed under the Service Schedule until July 1, 2009.  If GenVec does not terminate the Agreement in accordance with paragraph 4 above, then until the parties complete the re-negotiation provided for under clause 7 below, GenVec shall be responsible for only the occupancy fees of $250,000 per suite per month as specified in the Agreement commencing 1 July 2009, until such time as the Agreement is terminated in accordance with its terms.

7.
It is the intention of the parties, if GenVec does not wish to terminate the Agreement in accordance with paragraph 4 above, that the parties will re-negotiate the financial terms and timescales under the Agreement for the Services under the programme of work including the payment of new Capacity Reservation Fees.

8.	All amounts payable under this letter are exclusive of any applicable sales tax which shall be payable in addition.

9.	This letter shall form part of the Agreement and any terms defined in the Agreement shall have the same meanings in this letter.

Two copies of this letter are enclosed.  We should be grateful if you would sign and date both copies to confirm your agreement to the above terms.  One copy should then be returned to us and the other copy should be retained for your own records.

Yours faithfully

/s/ Simon Saxby
For and on behalf of
Cobra Biologics Limited

Name: Simon Saxby

Title: CEO

Date:20 March 2009

On behalf of GenVec I confirm that GenVec agrees to and accepts the above terms and variations to the Agreement.

/s/ Paul H. Fischer
For and on behalf of
GenVec Inc

Name: Paul H. Fischer, PhD

Title: President & CEO

Date: 3/20/09